                                                                   EXHIBIT 4.4.3



                                 April 29, 1996



                               SECOND AMENDMENT TO
                                CREDIT AGREEMENT




Old Dominion Freight Line, Inc.
1730 Westchester Drive
High Point, North Carolina 27261

Ladies and Gentlemen:

         Reference is hereby made to that certain Credit Agreement, dated June 14, 1995, as amended by First Amendment thereto, dated February 2, 1996 (the Credit Agreement, as amended, being hereinafter referred to as the "Credit Agreement"), between Old Dominion Freight Line, Inc., a Virginia corporation ("Borrower"), and First Union National Bank of North Carolina, a national banking association ("Bank"), pursuant to which Bank, upon the terms and subject to the conditions contained therein, has agreed to make a credit facility of $40,000,000 available for Borrower's use from time to time during the term of the Credit Agreement, comprised of a $25,000,000 revolving line of credit evidenced by Borrower's $25,000,000 Amended and Restated Revolving Credit Note, dated February 2, 1996, and a $15,000,000 letter of credit facility evidenced by the Credit Agreement. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

         Borrower has requested that Bank amend the definition of Gross Rents as set forth in Section 1.1 of the Credit Agreement, and Bank has agreed to such request.

         Therefore, Borrower and Bank have agreed to amend Section 1.1 of the Credit Agreement by deleting the definition of "Gross Rents" in its entirety and by substituting in lieu thereof the following:

                  "Gross Rents" shall mean the aggregate of all payments which Borrower is required to make pursuant to the terms of any lease by Borrower, which lease, including any renewals thereof, has a term of six (6) months or longer, of any real or personal Property consisting of tractors, trailers, trucks, forklifts and terminals.

         Except as herein expressly amended, the Credit Agreement shall remain unchanged and in full force and effect in accordance with its terms. Nothing contained herein shall constitute (a) a waiver by Bank of any Event of Default under the Credit Agreement or any of the other Loan Documents, or (b) a waiver by Bank of any rights or remedies of Bank against Borrower.

         If this letter correctly states the terms of our agreement to amend the Credit Agreement as herein set forth, please so indicate in the space marked below for your signature and return a fully executed copy to us.

                                     Yours very truly,

                                     FIRST UNION NATIONAL BANK
                                      OF NORTH CAROLINA


                                     By: JERRY HIGHSMITH
                                         Title: SENIOR VICE PRESIDENT



Agreed to and accepted this
29th day of April, 1996.

OLD DOMINION FREIGHT LINE, INC.


By: J. WES FRYE
    Title: CHIEF FINANCIAL OFFICER